As filed with the Securities and Exchange Commission on September 25, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUGHES COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3871202
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11717 Exploration Lane, Germantown, Maryland 20876

(301) 428-5500

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Hughes Network Systems, LLC Class B Unit Plan

(Full title of the plan)

Dean A. Manson

Senior Vice President, General Counsel and Secretary

Hughes Communications, Inc.

11717 Exploration Lane

Germantown, Maryland

(301) 428-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Rosa A. Testani, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

(212) 872-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($0.001 par value)(3)	75,000	$ 30.08	$ 2,256,000	$ 125.88

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such indeterminate number of shares of the common stock of Hughes Communications, Inc. (the “Common Stock”) which may become issuable as a result of a stock split, stock dividend or similar transaction effected without the receipt of consideration which results in an increase in the number of shares of Common Stock outstanding.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act. The above calculation is based on the average high and low prices of the Common Stock reported on the NASDAQ Global Select Market on September 23, 2009.
(3)	The shares of Common Stock registered hereunder include shares of Common Stock to be issued, from time to time, upon the exchange of Class B membership interests (“Class B Units”) of Hughes Network Systems, LLC (“HNS”) pursuant to the terms of the HNS Second Amended and Restated Limited Liability Company Agreement and Restricted Unit Purchase Agreements and employment agreements entered into between HNS and the holders of the Class B Units (collectively, the “Class B Unit Plan”) and any subsequent resale of such shares of Common Stock by the holders thereof.

Unless we state otherwise or the context indicates otherwise, all references in this registration statement to “Company,” “we,” “us,” and “our” or similar terms refer to Hughes Communications, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registration Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this registration statement certain information we file with it. The information we incorporate by reference is part of this registration statement, and later information we file with the SEC will automatically update and supersede this information. The following documents filed with the SEC (in each case, Commission File No. 001-33040) are incorporated by reference in this registration statement, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 5, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 7, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 7, 2009;

•	Current Reports on Form 8-K filed with the SEC on May 20, 2009, May 28, 2009, June 18, 2009 and June 26, 2009;

•	Definitive Proxy Statement and Additional Definitive Materials dated March 19, 2009 filed with the SEC on March 19, 2009 in connection with our 2009 Annual Meeting of Stockholders; and

•

The description of the Common Stock contained in the Registration Statement on Form 8-A, dated February 6, 2006, filed with the SEC by us to register such securities under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

We also are incorporating by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein.

You may request a copy of these filings at no cost, by writing or calling us at Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland 20876, telephone number (301) 428-7010, Attention: Investor Relations Officer.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

In accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL, our Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of our board of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Such provision does not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the DGCL) or; (iv) any transaction from which the director obtained an improper personal benefit.

Under Section 145(a) of the DGCL, we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under Section 145(b) of the DGCL, in the case of an action by or in the right of the Company, no indemnification is permitted with respect to any claim, issue or matter if the person to be indemnified has been adjudged to be liable to the Company unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a present or former director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Our Amended and Restated Certificate of Incorporation, as amended, and by-laws contain provisions that (i) provide for indemnification of our officers and directors and their heirs and distributees to the full extent authorized or permitted by permitted by the DGCL; and (ii) permit our board of directors to provide rights to indemnification to our employees and agents similar to those provided to directors and officers.

We also have the power to purchase and maintain insurance on behalf of any person covering any liability asserted against such person and incurred in that person’s capacity as a director, officer, employee or agent of the Company, or arising out of that person’s status as such, whether or not we would have the power to indemnify against the liability. We maintain, at our expense, a policy of insurance which insures our directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide for the indemnification of our directors and executive officers against any and all expenses, judgments, fines, penalties and amounts incurred in connection with such person being a party or witness to or other participant in any proceeding related to the fact that such person was a director, officer, employee, agent or fiduciary of the Company.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed February 6, 2006).

4.2	Amended and Restated Certificate of Incorporation of Hughes Communications, Inc., dated as of December 2, 2005 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed December 5, 2005).

4.3	Amended and Restated By-Laws of Hughes Communications, Inc., dated as of December 2, 2005 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed December 5, 2005).

4.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Hughes Communications, Inc., dated February 16, 2006 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed February 24, 2006).

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP, New York, New York.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, relating to Hughes Communications, Inc.

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the SEC by the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of each registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland on September 25, 2009.

HUGHES COMMUNICATIONS, INC.

/s/ Pradman P. Kaul
Name:	Pradman P. Kaul
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each of the undersigned officers and directors of Hughes Communications, Inc., a Delaware corporation, hereby constitutes and appoints Dean A. Manson and Pradman P. Kaul and each of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, in his name and on his behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PRADMAN P. KAUL	Chief Executive Officer, President and Director (Principal Executive Officer)	September 25, 2009
(Pradman P. Kaul)

/s/ GRANT A. BARBER	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 25, 2009
(Grant A. Barber)

/s/ THOMAS J. MCELROY	Chief Accounting Officer (Principal Accounting Officer)	September 25, 2009
(Thomas J. McElroy)

/s/ O. GENE GABBARD	Director	September 25, 2009
(O. Gene Gabbard)

/s/ LAWRENCE J. RUISI	Director	September 25, 2009
(Lawrence J. Ruisi)

/s/ MICHAEL D. WEINER	Director	September 25, 2009
(Michael D. Weiner)

Signature	Title	Date

/s/ JEFFREY A. LEDDY	Director	September 25, 2009
(Jeffrey A. Leddy)

/s/ ANDREW D. AFRICK	Director	September 25, 2009
(Andrew D. Africk)

/s/ AARON J. STONE	Director	September 25, 2009
(Aaron J. Stone)